UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2015

LIFE PARTNERS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Texas	0-7900	74-2962475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

204 Woodhew Waco, Texas	76712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (254) 751-7797

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On Monday, April 6, 2015, the United States Bankruptcy Court for the Northern District of Texas (the “Court”) held a hearing on the motion of the Chapter 11 Trustee (the “Trustee”) requesting authority to (1) amend company documents as necessary to appoint the Trustee as sole director of Life Partners, Inc. (“LPI”) and LPI Financial Services, Inc. (“LPIFS”), the operating subsidiaries of Life Partners Holdings, Inc. (“LPHI”), and (2) if the Trustee chooses to do so, place LPI, LPIFS, and any other direct and indirect subsidiary into bankruptcy.

The Court heard the Trustee’s testimony regarding the status of the Trustee’s initial work as Trustee of LPHI, including the Trustee’s efforts to:

•	Investigate LPHI’s business enterprise, and prior business practices, with a particular emphasis on investigating the allegations that resulted in the judgment entered in the SEC Action and led to the Trustee’s appointment;

•	Analyze and establish controls over the company’s current day-to-day business operations;

•	Formulate and implement an operational budget; and

•	Build a comprehensive list of creditors, investors and other parties in interest so that notice of the bankruptcy and other developments may be provided as required by law.

The Court granted the motion, and the Trustee is moving forward to prepare to place LPI and LPIFS into bankruptcy.

The Trustee and his team will continue to work diligently to review the entities’ books, records and the life insurance policies; be mindful of fees and expenses; and endeavor to keep open lines of communication with the relevant parties, including the investors.

Please keep in mind that communicating with every investor would be prohibitively expensive and therefore not practical. Therefore, in addition to communication with the official committee of unsecured creditors, the Trustee will regularly post and update information on the Trustee’s website (lphitrustee.com), which will include a list of Frequently Asked Questions.

Limitation on Incorporation by Reference:

In accordance with general instruction B.2 of Form 8-K, the information in this Item 7.01 is hereby furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE PARTNERS HOLDINGS, INC.

Date: April 9, 2015	By:	/s/ Colette Pieper
Colette Pieper President and Chief Executive Officer